Exhibit 3.1

ARTICLES OF AMENDMENT
to the
ARTICLES OF INCORPORATION
of
ARÊTE INDUSTRIES, INC.

PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF
7% SERIES A2 CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 7-106-102 of the
Colorado Business Corporation Act)

Arête Industries, Inc., a Colorado corporation (the “Corporation”), pursuant to the authority conferred upon its Board of Directors (the “Board”) by the Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”), and pursuant to Section 7-106-102 of the Colorado Business Corporation Act, said Board, on December 30, 2015, adopted the following resolution:
RESOLVED, that pursuant to the authority expressly granted to and vested in the Board in accordance with the provisions of the Articles of Incorporation, the Board hereby creates the 7% Series A2 Convertible Preferred Stock and hereby states the designation and number of shares, and fixes the relative rights, powers and preferences, and qualifications, limitations and restrictions thereof as follows:

Section 1.                   Designation and Number of Shares. The shares of such series shall be designated as “7% Series A2 Convertible Preferred Stock” (the “Series A2 Preferred Stock”) and the number of shares constituting the Series A2 Preferred Stock shall be six hundred (600). Such number of shares may be increased or decreased by further resolution duly adopted by the Board and by the filing of an amendment to the Articles of Incorporation pursuant to the provisions of the Colorado Business Corporation Act stating that such reduction or increase has been so authorized; provided, that no decrease shall reduce the number of shares of Series A2 Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A2 Preferred Stock.

Section 2.	Definitions. As used herein with respect to Series A2 Preferred Stock:

(a)            “Amendment” means these Articles of Amendment relating to the Series A2 Preferred Stock, as it may be amended from time to time.

(b)            “Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City, New York generally are authorized or obligated by law, regulation or executive order to close.

(c)            “Common Stock” means the common stock, no par value, of the Corporation.

(d)            “Fair Market Value” as applied to the Common Stock shall mean: (i) if traded on a securities exchange, the value shall be deemed to be the average closing prices of the Common Stock on such exchange over the 20 trading day period ending three days prior to the record date; (ii) if traded over-the-counter, the value shall be deemed to be the average closing bid or sale prices (whichever is applicable) over the 20 trading day period ending three days prior to the record date; and (iii) if there is no public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

(e)            “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation (other than Series A2 Preferred Stock) that ranks junior to Series A2 Preferred Stock as to the payment of dividends.

(f)            “Liquidation Preference” means the sum of the Original Issue Price per share and (ii) the accrued and unpaid dividends thereon, whether or not declared.

(g)             “Original Issue Amount” means the aggregate number of shares of Series A2 Preferred Stock issued on the Original Issue Date.

(h)            “Original Issue Date” means December 30, 2015.

(i)            “Original Issue Price” means $10,000.

(j)            “Registration Statement” means a registration statement filed with the Securities and Exchange Commission in connection with the issuance of or resales of shares of Common Stock issued (i) as payment of a dividend, including dividends paid in connection with a conversion and (ii) upon conversion of the Series A2 Preferred Stock into Common Stock.

(k)            “Trading Day” means a day on which the Common Stock: (i) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and (ii) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

Section 3.                Dividends.

(a)             Rate. Holders of Series A2 Preferred Stock shall receive, on each share of Series A2 Preferred Stock, to the extent funds are legally available for the payment of dividends under Colorado law and the Board declares a dividend, dividends with respect to each Dividend Period (as defined below) at a per annum rate of 7% on the Original Issue Price. Such dividends shall be payable in cash, by delivery of shares of Common Stock or through any combination of cash and shares of Common Stock, as determined by the Corporation. Such dividends shall begin to accrue from the later of the Original Issue Date or the date the Corporation shall thereafter issue additional authorized shares of Series A Preferred Stock (which may be one or more dates) and shall be payable in arrears quarterly (as provided below in this Section 3(a)), on each of March 31, June 30, September 30 and December 31 (each, a “Dividend Payment Date”), commencing on March 31, 2016; provided, that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series A2 Preferred Stock on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day. Dividends payable on the Series A2 Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on the Series A2 Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Series A2 Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series A2 Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date (as originally scheduled) or such other record date fixed by the Board that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the later of the Original Issue Date of the Series A2 Preferred Stock or such later date as Series A Preferred Stock may be issued, as the case may be) and shall end on and include the calendar day next preceding the next Dividend Payment Date. Dividends payable in respect of a Dividend Period shall be payable in arrears on the first Dividend Payment Date after such Dividend Period. Holders of Series A2 Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series A2 Preferred Stock as specified in this Section 3 (subject to the other provisions of this Amendment).

(b)             Priority of Dividends. So long as any share of Series A2 Preferred Stock remains outstanding, no dividend shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than a dividend payable solely in Junior Stock), and no Common Stock or Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock during a Dividend Period, unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Series A2 Preferred Stock have been paid in full (or a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Series A2 Preferred Stock on the applicable record date).

Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by the Board may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and the Series A2 Preferred Stock shall not be entitled to participate in any such dividends.

(c)            Method of Payment of Dividends. (i) Subject to the limitations described below, any dividend (or any portion of any dividend) on the Series A2 Preferred Stock, whether or not for a current Dividend Period or any prior Dividend Period will be paid by the Corporation, as determined in the Corporation’s sole discretion:

(A)	in cash;

(B)	by delivery of shares of Common Stock; or

(C) through any combination of cash and shares of Common Stock.

(ii) Common Stock issued in payment or partial payment of a declared dividend shall be valued for such purpose at the Fair Market Value of the Common Stock.

(d)            No Fractional Shares. No fractional shares of Common Stock shall be delivered to Holders in payment or partial payment of a dividend. Any fraction of a share of Common Stock shall be rounded up to the next whole share of Common Stock.

(e)            To the extent that the Corporation determines that a Registration Statement is required in connection with the issuance of, or for resales of, Common Stock issued as payment of a dividend, including dividends paid in connection with a conversion, the Corporation shall, to the extent such a Registration Statement is not currently filed and effective, use its reasonable best efforts to file and maintain the effectiveness of such a Registration Statement until the earlier of such time as all shares of Common Stock have been resold thereunder and such time as all such shares are freely tradable without registration. To the extent applicable, the Corporation shall also use its reasonable best efforts to have the shares of Common Stock qualified or registered under applicable state securities laws, if required.

Section 4.               Right to Convert.

(a)            Holder’s Conversion Right. Each share of Series A2 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Preference by the Applicable Conversion Price (as defined below) in effect at the time of conversion. The “Applicable Conversion Price” shall initially be equal to $2.00. Such initial Applicable Conversion Price, and the rate at which shares of Series A2 Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(b)                Corporation’s Conversion Right. On or after six (6) months from the Original Issue Date, if the closing price of the Common Stock on its trading market is $3.00 or greater for:

(i)            at least 20 consecutive trading days (the “First Conversion Period”), then up to 25% of the aggregate Original Issue Amount outstanding of the Series A2 Preferred Stock plus any accrued and unpaid dividends thereon, will be subject to conversion at the option of the Corporation;

(ii)             at least 20 consecutive trading days at any time following the First Conversion Period (the “Second Conversion Period”), then an additional 25% (up to 50% in total) of the aggregate Original Issue Amount outstanding of the Series A2 Preferred Stock plus any accrued and unpaid dividends thereon, will be subject to conversion at the option of the Corporation;

(iii)            at least 20 consecutive trading days at any time following the Second Conversion Period (the “Third Conversion Period”), then an additional 25% (up to 75% in total) of the aggregate Original Issue Amount outstanding of the Series A2 Preferred Stock plus any accrued and unpaid dividends thereon, will be subject to conversion at the option of the Corporation; and

(iv)            at least 20 consecutive trading days at any time following the Third Conversion Period (the “Fourth Conversion Period”), then all of the outstanding Series A2 Preferred Stock plus any accrued and unpaid dividends thereon, will be subject to conversion at the option of the Corporation.

Any amount of the Series A2 Preferred Stock subject to conversion, as set forth herein, (the “Conversion Amount”) may be converted by the Corporation at any time and from time to time, upon not less than 10 nor more than 30 days’ written notice to the Holder. Any conversion elected by the Corporation under this subsection 4(b) shall be effected in a pro-rata manner to all holders of the Series A2 Preferred Stock and such conversion shall be determined by dividing the Liquidation Preference by the Applicable Conversion Price in effect at the time of conversion.

(c)            Adjustments to Applicable Conversion Price. The Applicable Conversion Price shall be subject to adjustment from time to time as follows:

(i)            Adjustments for Stock Splits, Stock Dividends, Etc. If the Corporation shall, at any time or from time to time while any Series A2 Preferred Stock is outstanding, (a) pay a dividend or make a distribution on its Common Stock in shares of the Common Stock other than dividends on the Series A2 Preferred Stock, (b) subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, (c) combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (d) takes action resulting in a similar effect upon the Common Stock, then, and in every such case, the Applicable Conversion Price in effect immediately prior to such action shall be adjusted to equal the Applicable Conversion Price in effect immediately prior to such action multiplied by a fraction, the numerator of which is the number of issued and outstanding shares of Common Stock immediately following such action and the denominator of which is the number of issued and outstanding shares of Common Stock immediately prior to such action. An adjustment made pursuant to this Section 4(c) shall become effective on the record date in the case of a dividend or distribution and on the effective date in the case of a subdivision or combination.

(ii)            Deferral of Small Adjustments. Any adjustment in the Applicable Conversion Price otherwise required by this Section 4(c) may be postponed until the date of the next adjustment otherwise required to be made up to, but not beyond, one year from the date on which it would otherwise be required to be made, if such adjustment (together with any other adjustments postponed pursuant to this subsection (ii) and not theretofore made) would not require an increase or decrease of more than five percent (5.0%) in such Applicable Conversion Price and would not, if made, entitle the holders of all then outstanding shares of Series A2 Preferred Stock upon conversion to receive additional shares of Common Stock equal in the aggregate of five percent (5.0%) or more of the then issued and outstanding shares of Common Stock. All calculations under this Subsection (ii) shall be made to the nearest cent or to the nearest 1/10th of a share, as the case may be.

(iii)            Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Applicable Conversion Price pursuant to this Section 4(c), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Series A2 Preferred Stock to which adjustments or readjustments of Applicable Conversion Price applies a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A2 Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Applicable Conversion Price at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A2 Preferred Stock.

(d)            Conversion Mechanics and Procedures.

(i)            Upon the conversion of the Series A2 Preferred Stock, the holders of the Series A2 Preferred Stock shall: (i) in the event of a voluntary conversion and if required by The Depository Trust Company or any other similar facility, complete and manually sign the conversion notice provided by the conversion agent designated by the Corporation, or provide a facsimile of the conversion notice and deliver the irrevocable notice to the conversion agent; (ii) if required, furnish appropriate endorsements and transfer documents; (iii) if required, pay all transfer or similar taxes, stamps or funds therefore, or provide evidence of payment thereof; and, (iv) comply with procedures required by The Depository Trust Company or any other similar facility for converting the Series A2 Preferred Stock into shares of Common Stock, if any.

(ii)            The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of the Series A2 Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share.

(iii)            The Corporation shall, so long as shares of the Series A2 Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A2 Preferred Stock and issuing dividends on the Series A2 Preferred Stock, such number of shares of Common Stock (or such other shares or securities as may be required) as shall from time to time be sufficient for such purposes. If at any time the Corporation does not have available the number of authorized and unissued shares of Common Stock (or any such other shares or other securities) necessary to satisfy full conversion of all Series A2 Preferred Stock outstanding as well as all dividends accrued but not declared thereon, the Corporation shall take such action as may be necessary to increase the authorized and unissued shares of Common Stock (or other shares or other securities) to such number of shares as shall be sufficient for such purposes.

(iv)            Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given (A) upon personal delivery to the party to be notified, (B) when sent by telex, e-mail or facsimile, if sent during normal business hours of the recipient; if not, then on the next business day, (C) five days after having been sent by registered or certified mail, return receipt requested, postage pre-paid, or (D) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

Section 5.                Mandatory Conversion.

(a)            Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least $2.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least seven million dollars ($7,000,000) of gross proceeds to the Corporation or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series A2 Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Series A2 Preferred Stock shall automatically be converted into shares of Common Stock as determined by dividing the Liquidation Preference by the Applicable Conversion Price in effect at the time of conversion and (ii) such shares may not be reissued by the Corporation.

(b)            Procedural Requirements. All holders of record of shares of Series A2 Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series A2 Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A Preferred Stock converted pursuant to Subsection 5(a), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5(b). As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A2 Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and the payment of any declared but unpaid dividends on the shares of Series A2 Preferred Stock converted. Such converted Series A2 Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of Series A2 Preferred Stock accordingly.

Section 6.                      Voting Rights. On any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of shareholders in lieu of meeting), each holder of outstanding shares of Series A2 Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A2 Preferred Stock held by such holder are convertible as of the record date for determining shareholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Articles of Incorporation, holders of Series A2 Preferred Stock shall vote together with the holders of Common Stock as a single class.

Section 7.                     Liquidation, Dissolution and Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, holders of each outstanding share of the Series A2 Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the capital stock, whether such assets are capital, surplus or earnings, an amount equal to the Original Issue Price per share of the Series A2 Preferred Stock, as adjusted for any stock dividends, combinations or splits with respect to such shares, plus all accrued and unpaid dividends thereon (the “Liquidation Preference Amount”). Whenever the distribution provided for in this Section 7 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by not less than a majority of the directors then serving on the Board. A reorganization of the Corporation, or a consolidation or merger of the Corporation with or into another corporation or entity or a sale of or other disposition of all or substantially all of the assets of the Corporation, shall not be treated as a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 7.

Section 8.                   Redemption by Corporation.

(a)             Optional Redemption. Unless prohibited by Colorado law governing distributions to shareholders, the Corporation, at its option, may redeem, in whole at any time or in part from time to time, the shares of Series A2 Preferred Stock at the time outstanding, upon notice given as provided in Section 8(b) below, at a redemption price equal to the sum of (i) $10,000 per share and (ii) the accrued and unpaid dividends thereon, whether or not declared, to the redemption date. The redemption price for any shares of Series A2 Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 above.

 (b)             Notice of Redemption. Notice of every redemption of shares of Series A2 Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A2 Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A2 Preferred Stock. Notwithstanding the foregoing, if the Series A2 Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series A2 Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Series A2 Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(c)             Partial Redemption. In case of any redemption of part of the shares of Series A2 Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Corporation may determine to be fair and equitable. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series A2 Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(d)             Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company having a capital and surplus of at least $50 million and selected by the Board, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(e)            No Sinking Fund. The Series A2 Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.

Section 9.                  Redemption by Holder.

 (a)             Optional Redemption. Unless prohibited by Colorado law governing distributions to shareholders, the Corporation, upon ninety (90) days’ prior written request from any holders of outstanding shares of Series A2 Preferred Stock, in its sole discretion, may redeem at a redemption price equal to the sum of (i) $10,000 per share and (ii) the accrued and unpaid dividends thereon, to the redemption date, up to one-third of each holder’s outstanding shares of Series A2 Preferred Stock on: (i) the first anniversary of the Original Issue Date (the “First Redemption Date”), (ii) the second anniversary of the Original Issue Date (the “Second Redemption Date”) and (iii) the third anniversary of the Original Issue Date (the “Third Redemption Date”, along with the First Redemption Date and the Second Redemption Date, collectively, each a “Redemption Date”). The redemption price for any shares of Series A2 Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any unpaid dividends payable on a Redemption Date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the Redemption Date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 above. If on any Redemption Date, Colorado law governing distributions to shareholders prevents the Corporation from redeeming all shares of Series A2 Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

(b)             Notice of Redemption. Notice of every redemption request by the holders of outstanding shares of Series A2 Preferred Stock shall be given to the Corporation at least ninety (90) days prior to each Redemption Date. Each redemption request shall be irrevocable.

Section 10.                          No Preemptive Rights. No share of Series A2 Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11.                          Vote to Change the Terms of the Series A2 Preferred Stock. Following the issuance of any shares of Series A2 Preferred Stock, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than a majority of the then outstanding Series A2 Preferred Stock, shall be required for any change to this Amendment, which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A2 Preferred Stock.

Section 12.                          Authority of the Board. The Board shall have the power to resolve any ambiguity or correct any error in this Amendment, and its action in so doing shall be final and conclusive.

IN WITNESS WHEREOF, Arête Industries, Inc. has caused this Amendment to be executed by its duly authorized officer, on this 16th day of February, 2016.

ARÊTE INDUSTRIES, INC.
By:	/s/ Nicholas L. Scheidt
Name: Nicholas L. Scheidt Title: Chairman and CEO

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